EXHIBIT 10.18

April 22, 2024

CONFIDENTIAL

Bukit Jalil Global Acquisition 1 Ltd.

Attn: Mr. Neil Foo

31-1 Taman Miharja Phase 3B

Jalan 3/93, 2 ½ Miles Cheras

Kuala Lumpur 55200

Malaysia

Re: M&A Advisory Agreement

This letter (the “Agreement”) constitutes the agreement between Bukit Jalil Global Acquisition 1 Ltd. (the “Company”) and A.G.P./Alliance Global Partners (“Advisor” or “A.G.P.”) that A.G.P. will serve as the exclusive financial advisor to the Company with respect to the proposed business combination with Global IBO Group Ltd. (the “Target”), hereinafter referred to as a (the “Transaction”).

The terms of the Agreement are as follows:

A. Services. Solely at the Company’s request, A.G.P. shall provide any or all of the following services:

i.	Analyze the business, properties and operations of the Target;

ii.	Assist in structuring proposals (Letter of Intent, Definitive Agreements, F-4 Registration Statements, PIPE Transaction, Roadshow, etc.) for the Transaction;

iii.	Assist in making presentations regarding any proposed Transaction to the Board of Directors of the Company;

iv.	Assist in the coordination of the Company’s legal and accounting advisors, which may be selected by the Company or recommended by A.G.P.;

v.	Advise and assist in the negotiations and structuring of the Transaction;

vi.	Additional services incidental to the above, as directed by the Company.

B. Fees and Expenses. As total compensation for the services described above and rendered hereunder, the Company shall pay to A.G.P. the following:

1.

Transaction Fee. If during the term of this engagement, the Transaction is consummated, the Company shall pay A.G.P. a total transaction fee equal to US$400,000 (the “Transaction Fee). The Transaction Fee shall be payable to A.G.P. as per the following milestones, (i) US$75,000 shall be made to A.G.P. upon the execution of this agreement (the “Advance”) in cash and (ii) US$325,000 shall be payable to A.G.P. upon the closing (the “Closing”) of the Transaction in the form of shares of the combined entity at a price per share equal to the price per share of the combined entity at the time immediately preceding the respective registration statement date of effectiveness.

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2.	A.G.P. shall serve, subject to the terms of this Agreement, as the non-exclusive underwriter, book-running manager, placement agent, or advisor (the “Services”) for the Company, in connection with a proposed offer and sale during the Term of this Agreement (the “Offering”) of the Company’s securities (the “Securities”) in connection with the Transaction, whereas the Company shall pay to A.G.P. a cash fee equal to 8.00% of the aggregate gross proceeds raised in the Offering (the “Offering Fee”), payable upon the closing of the Offering. For the purpose of this paragraph and to avoid any doubt, the Target is not prohibited from engaging their advisor or placement agent to conduct financing in connection with the Transaction.

3.	Expenses. Out of the proceeds of the Closing, in addition to the fees set forth in Paragraph B.1. and B.2., above, the Company also agrees to reimburse A.G.P. for non-accountable expenses (the "NAE") which will only become payable upon Closing, including, but not limited to, IPREO software related expenses, background check(s), tombstones, marketing related expenses; i.e. roadshow, travel, et al. and any other expenses incurred by A.G.P. in connection with the Transaction (provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement). The total NAE allowance shall be equal to $100,000.

C.

Termination of Engagement. A.G.P.’s engagement hereunder may be terminated (1) by any party hereto after a nine-month period, upon 90 days’ prior written notice, (2) automatically when the letter of intent (in the case where the business combination agreement has been signed, the business combination agreement) between the Company and the Target relating to the Transaction is terminated or the Transaction is terminated for any reason, or (3) by the Company for Cause (as defined below). Upon termination, the Company shall be released from all the terms and obligations under this Agreement except reimbursement of the reasonable and actually accrued out-of-pocket accountable expenses that A.G.P. has incurred in connection with rendering its services thereunder up to $75,000. “Cause,” for the purpose of this engagement letter, shall mean, as reasonably determined by the Company, general incompetence, willful misconduct, gross negligence, a material breach of this engagement letter by A.G.P including failure to fulfill its obligation pursuant to this engagement letter in a manner that is reasonably acceptable to the Company, or inability to legally perform its obligations. In the event that the Company believes that A.G.P. has engaged conduct constituting Cause, it must first notify A.G.P. in writing of the facts and circumstances supporting such an assertion(s), and allow A.G.P. twenty (20) days to cure such alleged conduct.

D.

Reliance Upon and Accuracy of Information. The Company understands, acknowledges, and agrees that A.G.P. may rely entirely upon publicly available information and information provided by the Company and the Company’s officers, directors, shareholders, accountants, counsel and other agents and advisors without independent verification of the accuracy and completeness of such information. If, to the Company’s knowledge, any information provided to A.G.P. becomes inaccurate, incomplete or misleading in any material respect during A.G.P.’s engagement hereunder, the Company shall so advise A.G.P. The Company will continuously advise A.G.P. with respect to any material developments or matters regarding the Company or the Business that come to the attention of the Company’s senior executive officers during the term of A.G.P.’s engagement hereunder.

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E.	Confidentiality. In the event of consummation of any Transaction during A.G.P.’s engagement hereunder, A.G.P. shall have the right (at its sole cost and expense) to disclose its participation in such Transaction, including, without limitation, the placement of “tombstone” advertisements in financial and other newspapers and journals, provided, that A.G.P. shall submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld.

Except as provided herein or as required by law or pursuant to order of a court of competent jurisdiction or for the purpose of adequate disclosure in the SEC filings in connection with the Transaction, no written or oral advice (including any Opinion) provided by A.G.P. pursuant to this Agreement shall be disclosed, in whole or in part, to any third party, or circulated or referred to publicly, without the prior written consent of A.G.P. The fact of A.G.P.’s engagement hereunder may be disclosed to the Target and generally upon completion of a Transaction, but A.G.P. may not publicly announce or advertise A.G.P.’s engagement without the prior written consent of the Company.

During and after the term of A.G.P.’s engagement hereunder, A.G.P. agrees to keep confidential all material nonpublic information provided to it by the Company or its officers, directors, agents, employees or advisors, except as required by law or as contemplated by the terms of this Agreement and shall use such information only in connection with its engagement hereunder. Notwithstanding anything to the contrary herein, A.G.P. may disclose nonpublic information to its affiliates, agents and advisors whenever A.G.P. determines that such disclosure is necessary to provide the services contemplated hereunder, provided that A.G.P. shall obtain from such affiliates, agents and advisors appropriate assurances that such nonpublic information will be kept confidential and will be used only in connection with such services. A.G.P. shall be responsible for any unauthorized disclosure of any such nonpublic information by any of its affiliates, agents or advisors.

F.	Limitation of Engagement to the Company. The Company acknowledges that A.G.P. has been retained only by the Company, and that the Company’s engagement of A.G.P. is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against A.G.P. or any of its controlling persons, affiliates, directors, officers, employees or agents. Unless otherwise expressly agreed in writing by A.G.P. or as provided herein, no one other than the Company is authorized to rely upon this engagement or any other statements or conduct of A.G.P., and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any Opinions, recommendations or advice, written or oral, given by A.G.P. to the Company in connection with A.G.P.’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Transaction, and any such Opinions, recommendations or advice shall not confer any rights or remedies upon any other person or be used or relied upon for any other purpose.

G.	To the extent permitted by law, the Company will indemnify A.G.P. and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from A.G.P.’s willful misconduct or gross negligence in performing the services described herein.

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H.	Promptly after receipt by A.G.P. of notice of any claim or the commencement of any action or proceeding with respect to which A.G.P. is entitled to indemnity hereunder, A.G.P. will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by A.G.P., the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to A.G.P. and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, A.G.P. will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for A.G.P. reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and A.G.P. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to local counsel. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of A.G.P., which will not be unreasonably withheld.

I.	The Company agrees to notify A.G.P. promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.

J.	If for any reason the foregoing indemnity is unavailable to A.G.P. or insufficient to hold A.G.P. harmless, then the Company shall contribute to the amount paid or payable by A.G.P. as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and A.G.P. on the other, but also the relative fault of the Company on the one hand and A.G.P. on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, A.G.P.’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by A.G.P. under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by A.G.P.).

K.	These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this engagement letter is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this engagement letter or otherwise.

L.	The Company represents that it is free to enter into this engagement letter and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder A.G.P.’s efforts hereunder. This engagement letter will be deemed to have been made and delivered in New York City and both the binding provisions of this engagement letter and the transactions contemplated hereby and by the Underwriting Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of A.G.P. and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Underwriter and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon A.G.P. mailed by certified mail to A.G.P.’s address will be deemed in every respect effective service process upon A.G.P., in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither A.G.P. nor its affiliates, and the respective officers, directors, employees, agents and representatives of A.G.P., its affiliates and each other person, if any, controlling A.G.P. or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. A.G.P. will act under this engagement letter as an independent contractor with duties to the Company.

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M.	Miscellaneous. This Agreement shall not be modified or amended except in writing signed by A.G.P. and the Company. This Agreement shall not be assigned without the prior written consent of A.G.P. and the Company. This Agreement constitutes the entire agreement of A.G.P. and the Company with respect to the subject matter hereof and supersedes all prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. In connection with the services it renders pursuant to this Agreement, A.G.P. shall not be required to obtain any additional licenses, consent to service of process or otherwise make any further material filing under any applicable state or federal statutes or regulations. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A.G.P. is an independent contractor and has no authority to bind the Company. The Company may refuse to discuss or negotiate a Transaction with any party for any reason whatsoever and may terminate negotiations with any party at any time.

N.	Reference is made to the prospectus of the Company, dated as of June 27, 2023 and filed with the U.S. Securities and Exchange Commission (“SEC”) (File No.333-272605) on June 28, 2023 (the “Prospectus”). A.G.P. acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders (including overallotment shares acquired by the Company’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only as provided for in the Prospectus. For and in consideration of the Company entering into this Agreement and into discussions with A.G.P. regarding the Transaction and the Services, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, A.G.P. hereby agrees that, notwithstanding anything to the contrary in this Agreement, A.G.P. does not now, nor shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, in connection with or relating to this Agreement or the Transaction or the Services, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). A.G.P. hereby irrevocably waives any Released Claims that A.G.P. may have against the Trust Account now or in the future as a result of, or arising out of this Agreement or the Transaction or the Services and will not seek recourse against the Trust Account for any Released Claims. A.G.P. agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Agreement, and A.G.P. further intends and understands such waiver to be valid, binding and enforceable against A.G.P. under applicable law.

[Signature Page Follows]

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We are delighted at the prospect of working with you and look forward to a successful Offering. If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter together with a payment to A.G.P. in the amount of Seventy-Five Hundred Dollars (US$75,000) for the Advance, payable to the wire instructions found in Annex A of this engagement letter. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours truly, A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Accepted and agreed to as of

the date first written above:

BUKIT JALIL GLOBAL ACQUISITION 1 LTD.

By:	/s/ Neil Foo
Name:	Mr. Neil Foo
Title:	Chief Executive Officer

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